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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                             THE MORGAN GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    617358106
                 -----------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]   Rule 13d-1(b)

        [X]   Rule 13d-1(c)

        [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 11 Pages

-----------------------------
CUSIP No. 617358106
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John L. Keeley, Jr.; Social Security No.: ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                7,300
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               7,300
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,300
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.6%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
================================================================================


--------------------
* Based on an aggregate of 1,248,157 shares outstanding as of October 31, 2001.

                               Page 2 of 11 Pages

-----------------------------
CUSIP No. 617358106
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Keeley Asset Management Corp.; Tax I.D. No.:  36-3160361
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                48,000
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               48,000
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      48,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      3.8%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IA
================================================================================


--------------------
* Based on an aggregate of 1,248,157 shares outstanding as of October 31, 2001.

                               Page 3 of 11 Pages

-----------------------------
CUSIP No. 617358106
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kamco Performance Limited Partnership; Tax I.D. No.: 36-3645043
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                -0-
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               -0-
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================

--------------------
* Based on an aggregate of 1,248,157 shares outstanding as of October 31, 2001.

                               Page 4 of 11 Pages

-----------------------------
CUSIP No. 617358106
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kamco Limited Partnership No. 1; Tax I.D. No.: 36-3528572
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                -0-
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               -0-
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


--------------------
* Based on an aggregate of 1,248,157 shares outstanding as of October 31, 2001.


                               Page 5 of 11 Pages

-----------------------------
CUSIP No. 617358106
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John L. Keeley, Jr.Foundation; Tax I.D. No.: 36-3865180
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                2,200
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               2,200
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,200
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0.2%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


--------------------
* Based on an aggregate of 1,248,157 shares outstanding as of October 31, 2001.


                               Page 6 of 11 Pages

-----------------------------
CUSIP No. 617358106
-----------------------------

================================================================================
  1   NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Keeley Investment Corp.; Tax I.D. No.: 35-2891284
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a)[ ]
                                                                          (b)[ ]
      N/A
--------------------------------------------------------------------------------
  3   SEC USE ONLY

--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
--------------------------------------------------------------------------------
    NUMBER OF         5    SOLE VOTING POWER

     SHARES                -0-
                    ------------------------------------------------------------
  BENEFICIALLY        6    SHARED VOTING POWER

    OWNED BY               -0-
                    ------------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER

   REPORTING               -0-
                    ------------------------------------------------------------
     PERSON           8    SHARED DISPOSITIVE POWER

      WITH                 -0-
--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (SEE INSTRUCTIONS)                                                  [ ]

      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%*
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
================================================================================


--------------------
* Based on an aggregate of 1,248,157 shares outstanding as of October 31, 2001.


                               Page 7 of 11 Pages

-----------------------------
CUSIP No. 617358106
-----------------------------

          This Amendment No. 2 to the undersigned's Schedule 13G, which was filed on February 11, 2000 (the "Schedule 13G") as an amendment to the Schedule 13D which was originally filed on October 25, 1993, with regard to The Morgan Group, Inc. (the "Issuer") is being filed to amend Items 4 and 5 of the Schedule 13G. Except as expressly stated herein, there have been no material changes in the information set forth in the Schedule 13G.

          Item 4.   Ownership

                    John L. Keeley, Jr.

                    (a)  Amount Beneficially Owned: 7,300

                    (b)  Percent of Class: 0.6%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 7,300

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii) sole power to dispose or to direct the
                               disposition of: 7,300

                         (iv) shared power to dispose or to direct the
                              disposition of: -0-

                    Keeley Asset Management Corp.
                    -----------------------------

                    (a)  Amount Beneficially Owned: 48,000

                    (b)  Percent of Class: 3.8%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 48,000

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii) sole power to dispose or to direct the
                               disposition of: 48,000

                         (iv) shared power to dispose or to direct the
                              disposition of: -0-

                    Kamco Performance Limited Partnership
                    -------------------------------------

                    (a)  Amount Beneficially Owned: -0-

                    (b)  Percent of Class: 0%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: -0-

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii) sole power to dispose or to direct the
                               disposition of: -0-

                         (iv) shared power to dispose or to direct the
                              disposition of: -0-

                               Page 8 of 11 Pages

-----------------------------
CUSIP No. 617358106
-----------------------------

                    Kamco Limited Partnership No. 1
                    -------------------------------

                    (a)  Amount Beneficially Owned: -0-

                    (b)  Percent of Class: 0%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: -0-

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii) sole power to dispose or to direct the
                              disposition of: -0-

                         (iv) shared power to dispose or to direct the
                              disposition of: -0-

                    John L. Keeley, Jr. Foundation
                    ------------------------------

                    (a)  Amount Beneficially Owned: 2,200

                    (b)  Percent of Class: 0.2%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: 2,200

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii) sole power to dispose or to direct the
                               disposition of: 2,200

                         (iv) shared power to dispose or to direct the
                              disposition of: -0-

                    Keeley Investment Corp.
                    -----------------------

                    (a)  Amount Beneficially Owned: -0-

                    (b)  Percent of Class: 0%

                    (c)  Number of shares as to which such person has:

                         (i)  sole power to vote or to direct the vote: -0-

                         (ii) shared power to vote or to direct the vote: -0-

                         (iii) sole power to dispose or to direct the
                              disposition of: -0-

                         (iv) shared power to dispose or to direct the
                              disposition of: -0-

          Item 5.   Ownership of Five Percent or Less of a Class.
          ------    --------------------------------------------

                    If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following |X|.

                               Page 9 of 11 Pages

-----------------------------
CUSIP No. 617358106
-----------------------------



                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated this 29th day of January, 2002.



/s/ John L. Keeley, Jr.
--------------------------------------------------------------
John L. Keeley, Jr.


KEELEY ASSET MANAGEMENT CORP.


/s/ John L. Keeley, Jr.
--------------------------------------------------------------
John L. Keeley, Jr., President


KAMCO PERFORMANCE LIMITED PARTNERSHIP


/s/ John L. Keeley, Jr.
--------------------------------------------------------------
John L. Keeley, Jr., General Partner


KAMCO LIMITED PARTNERSHIP NO. 1


/s/ John L. Keeley, Jr.
--------------------------------------------------------------
John L. Keeley, Jr., General Partner


JOHN L. KEELEY, JR. FOUNDATION


/s/ John L. Keeley, Jr.
--------------------------------------------------------------
John L. Keeley, Jr., President and Treasurer


KEELEY INVESTMENT CORP.


/s/ John L. Keeley, Jr.
--------------------------------------------------------------
John L. Keeley, Jr., President


                               Page 10 of 11 Pages